Exhibit 10.1

CONTRACT OF ENGAGEMENT

This Contract of Engagement (the “Agreement”) is made and entered into by and between the following parties:

(1)	China United Insurance Service, Inc., having its principal office at 7F, No. 311 Section 3, Nan-King East Road, Taipei City, Taiwan (the “Company”), and

(2)	Joyce Yeh.

The parties hereby agree as follows:

1.	Definitions

1.1	In this Agreement:

“Associated Company”	shall mean any holding company or subsidiary of the Company and any subsidiary of any holding company from time to time, and "holding company" and "subsidiary".

“Intellectual Property Right”	includes inventions, patents, applications for patents, letters patent, trademarks, designs, utility models, copyrights, moral rights, mask works, trade secrets, confidential information, know-how and any other intellectual or proprietary rights in any jurisdiction, whether registered or unregistered.

2.	Interpretation

2.1	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

2.2	References in this Agreement to a statute include any modification, amendment or regarding enactment of that statute.

2.3	References in this Agreement to the singular include the plural and vice versa and to any one gender include the other.

2.4	Reference in this Agreement to any clause or schedule without further designation shall be construed as references to the clause of or schedule to this Agreement so numbered.

3	Engagement and Commencement

3.1	The Company hereby agrees to employ Ms. Yeh and Ms. Yeh agrees to be employed under this Agreement (the “Engagement”) commencing on August 10th, 2020 (the “Commencement Date”) and the Engagement shall continue until terminated in accordance with Clause 13. Ms. Yeh shall be employed at will, meaning that either the Company or Ms. Yeh may terminate this Agreement and Ms. Yeh’s employment at any time, for any reason or no reason, with or without cause, subject to the terms of this Agreement.

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4	Job Title

Ms. Yeh shall serve as the Company’s Chief Financial Officer, pursuant to the terms of this Agreement.

5	Job Description

Ms. Yeh shall carry out such duties as would normally be associated with the job title stated in Clause 4, and shall carry out such other duties not only for the Company but also for the Associated Company including but not limited to the followings, as may reasonably be required by the Company from time to time.

Ms. Yeh sall assist the Company and its management in dealing with auditing process and with the auditing firm including visiting the Company’s location during the audit process and helping the Company prepare and finalize the audit and internal control in a timely and efficient manner.

Ms. Yeh shall assemble the Company’s annual and quarterly financial statements, which include a balance sheet, statement of income, statement of changes in stockholders’ equity, and a statement of cash flows and footnotes for specific periods in order to conform to generally accepting accounting principles (GAAP) accepting in the United States of America. Additionally, Ms. Yeh will assist management in the preparation of financial statements and work papers related to annual financial audits and quarterly SEC filings. SEC filings shall include quarterly 10-Q reports, financial portions of the 10-K report, management’s discussion and analysis, 8-K filings, and financial portion of registration statements.

Ms. Yeh shall review and improve the structured framework for Section 404 compliance, including scoping, documentation, testing and remediation activities (five distinct project phases).

Ms. Yeh shall summarize such adjusting entries as management deems necessary to reflect non-monetary transactions (e.g., depreciation, capitalization of costs, loan amortization, intercompany transactions, etc.).

The Company may vary any duties assigned to Ms. Yeh, and require Ms. Yeh to cease performing any of such duties.

6	Place of Work

Ms. Yeh’s normal place of work will be the principal office of the Company as set forth above, but the Company may require Ms. Yeh, due to the nature of Ms. Yeh’s duties, to travel and work at such other places, whether inside or outside Taiwan, for substantial periods of time, as may reasonably be necessary for the proper performance of Ms. Yeh's duties as assigned from time to time. Ms. Yeh shall, at her sole discretion, accept or reject any of the above arrangements, and the Company may terminate the Engagement pursuant to Clause 14 if with Ms. Yeh’s rejection.

7	Duties

7.1	Ms. Yeh will perform the duties set forth in Clause 5.

7.2	During the Engagement, Ms. Yeh will:

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7.2.1 devote the whole of her energies, attention, skills and working time to the duties of the Engagement;

7.2.2 use her best effort to promote the interest and reputation of the Company;

7.2.3 at all times and in all respects conform to and comply with the directions and instructions issued by the Company from time to time;

7.2.4 in all matters act faithfully and diligently to the Company; and

7.2.5 not do anything which is harmful to the Company.

8	Remuneration

8.1	The Company shall pay Ms. Yeh a salary at the rate of NTD 170,000 per month, payable monthly in arrears on 5th day of each calendar month, which may be advanced or extended to the previous or next working day if it falls on public holidays or weekends, by direct debit transfer to her bank, less any required deductions including for Mandatory Provident Fund (MPF), National Insurance contributions and any other deductions which the Company is required to make.

Ms. Yeh’s salary will be subject to regular review, and may at the discretion of the Company, be adjusted based on Ms. Yeh’s responsibilities, capabilities and performance.

8.2	The Company’s profit sharing/ bonus scheme, when applicable, depends on the Company’s profits and individual performance of Ms. Yeh. The profit sharing/ bonus scheme is a one-time-payment only and can never be guaranteed. Ms. Yeh is not entitled to claim profit sharing or bonus.

9	Property

9.1	Ms. Yeh is responsible for the safety and integrity of any property belonging to the Company which is under her control or in her possession, and must take proper care of any such items.

9.2	Ms. Yeh is solely responsible for the safety and integrity of any of her own property which is on the Company's premises.

10	Probationary Period

N/A

11	Holiday Entitlement

11.1	The Company's holiday year runs from 1st January to 31st December. Ms. Yeh’s basic holiday entitlement is 18 days each year. Vacation shall be taken with due regards to the needs of the Company. One working day paid annual leave will be earned for each year of service, subject to a maximum of 30 working days’ paid annual leave. Unused vacation shall not be carried over into the next year, and will not be paid in the form of cash.

11.2	Holiday entitlement which has accrued during a particular holiday year may only be taken during that year, and any holiday which is not taken during the year in which it accrues will be lost. Ms. Yeh shall take holidays with the Company’s then-current instructions, and the Company reserves to right to refuse Ms. Yeh’s holiday request. Ms. Yeh shall provide details of how and where she can be contacted during the period of absence.

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11.3	Upon termination of the Engagement, Ms. Yeh will be entitled to a pro rata payment in lieu of any accrued but unused holiday entitlement, provided that any unused vacation shall not be carried over into the next year and will not be paid in the form of cash. The Company reserves the right to deduct payment for holidays taken in excess of holiday entitlement as of the date of termination of the Engagement from the final payment of salary or other payment to be made to Ms. Yeh.

12	Sickness and Sickness Pay

12.1	When Ms. Yeh is absent from work due to sickness, injury or other incapacity (“Sick Leave”), she may be entitled to statutory sick pay subject to satisfaction of the relevant statutory criteria and compliance with Clause 12.2 hereof. Any payments that are made by the Company in excess of Ms. Yeh's entitlement to statutory sick pay will be paid only at the absolute discretion of the Company and payment on any one or more occasions shall not create any obligation to make payment on other occasions.

12.2	If Ms. Yeh take Sick Leave under Clauses 12.1, she shall only be entitled to sick pay by complying with the following procedures:

12.3	If the Sick Leave has not previously been authorized, Ms. Yeh must inform the Company immediately on the first day of absence, and provide details of how and where she can be contacted during such period.

12.4	In the case of the Sick Leave for uncertain period, Ms. Yeh must keep the Company regularly informed of its expected duration.

12.5	If the Sick Leave continues for more than seven days (including weekends), Ms. Yeh must provide the Company with a medical certificate on the 8th day of absence. Thereafter medical certificates must be provided to the Company on a weekly basis.

12.6	Immediately following the return to work after a period of Sick Leave, Ms. Yeh is required to complete a Self-Certification form stating the dates of and the reason for the absence, including details of sickness on non-working days as this information is required by the Company for calculating Statutory Sick Pay entitlement.

13	Termination

13.1	The Engagement may be terminated by the Company at any time by giving notice in writing to Ms. Yeh as follows, or by a payment in lieu of such notice:

13.1.1 When Ms. Yeh has completed less than 2 years continuous service — 1 month written notice.

13.1.2 After the completion more than 2 years continuous service — 2 months written notice.

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13.2	The Company may terminate the Engagement without notice or payment in lieu of notice for good cause, which shall be: (1) Ms. Yeh’s material and irreparable breach of this Agreement; (2) Ms. Yeh’s gross negligence in the performance or intentional non-performance of any Ms. Yeh’s material duties and responsibilities hereunder; (3) Ms. Yeh’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and aversely affects the operations or reputation of the Company; (4) Ms. Yeh’s conviction of a crime; or (5) chronic alcohol abuse or illegal drug abuse by Ms. Yeh. In the, event of a termination for good cause, as enumerated above, Ms. Yeh shall have no right to receive any severance compensation. Such termination will be in addition to and without prejudice to the Company’s any other rights and available remedies, whether under applicable laws or this Agreement.

13.3	In the event that Ms. Yeh’s employment is terminated under this Agreement, the Company shall pay Ms. Yeh any amounts due under this agreement, including accrued salary through the date of termination and such payments shall be in full satisfaction of all of the Company’s obligations to Ms. Yeh.

14	Consequences of Termination

14.1	Upon termination of the Engagement for whatever reason, Ms. Yeh shall return to the Company all books, files, documents, keys, paper, client lists, supplier lists, records, materials and other property of or relating to the Company together with all copies thereof.

14.2	This Agreement shall automatically expire upon the Termination Date (defined as herein below), and Clauses 1, 2, 10, 15, 16, 17, 18, 19, 20, 22, 23, 24, 25, 26, 27, and 28 shall survive the termination of this Agreement.

15	Deductions

Ms. Yeh hereby authorizes the Company without notice to Ms. Yeh, at any time during or on termination of the Engagement to deduct from her remuneration (which for this purpose includes but is not limited to salary, commission, bonus, holiday pay and sick pay) all debts owed by Ms. Yeh to the Company or any Associated Company, including without limitation any overpayment of any kind made to Ms. Yeh.

16	Confidentiality

16.1	Ms. Yeh is aware that in the course of the Engagement she will have access to and be entrusted with information in respect of the business, affairs and finance of the Company, Associated Company and their vendors, customers and employees, including but not limited to business strategies and plans, proposals, financial information of the Company deliverables, transactions and customer lists (“Confidential Information”).

16.2	Ms. Yeh shall not (except in the proper course of her duties), during or after the period of the Engagement, divulge to any third party whatever or otherwise make use of (and shall use her best endeavours to prevent the publication or disclosure of) Confidential Information, directly or indirectly, without the express prior written consent of the Company. Upon termination of Ms. Yeh’s employment, Ms. Yeh will immediately return any Confidential Information without maintaining any copies therein.

17	Non Solicitation

17.1	For the purposes of this Agreement, "Termination Date" means the date upon which the Engagement terminates for any reason whether by notice or without notice or in the event that the Company requires Ms. Yeh to stay away from work during the period of notice then it shall mean the date on which Ms. Yeh last attended work notwithstanding the fact that the Engagement continues beyond that date.

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17.2	Ms. Yeh will not, without the prior written consent of the Company (such consent only to be withheld so far as may reasonably be necessary to protect the legitimate business interests of the Company or Associated Company), during the Engagement or for a period of 12 months from the Termination Date, whether alone or jointly, directly or indirectly, solicit or entice away from the Company and its Associated Company any officer, director, employee, member, consultant, customer and any related person.

17.3	At no time after the Termination Date shall Ms. Yeh directly or indirectly represent herself as being interested in or engaged by or in any way connected with the Company or any Associated Company, other than as a former employee of the Company.

18	Non-Competition

18.1	Ms. Yeh, without Company’s prior written consent, shall not for a period of 12 months from the Termination Date, directly or indirectly, engage or participate in, prepare or set up, assist or have any interest in any person, partnership, corporation, limited liability company, firm, association, or other business organization, entity or enterprise, whether as an officer, director, employee, member, agent, security holder, creditor, consultant or otherwise, that engages in any activity in Taiwan, which activity is the same as, similar to, or competitive with any activity now engaged in by the Company or its Associated Company.

18.2	Nothing contained in Clause 18.1 shall be deemed to preclude Ms. Yeh from purchasing or owning, directly or beneficially, as a passive investment, less than 5 percent of any class of publicly traded securities of any entity so long as Ms. Yeh does not actively participate in or control, directly or indirectly, any investment or other decisions with respect to such entity.

19	Intellectual Property

Ms. Yeh hereby assigns to the Company any Intellectual Property Right created or made by Ms. Yeh during the Engagement, and acknowledges the Company’s title and ownership thereto. For avoidance of doubt, the Intellectual Property Right wholly unconnected with the Engagement shall be excluded. Ms. Yeh will execute all instruments necessary and appropriate to assign and evidence such ownership rights.

20	Entire Agreement

This Agreement (together with the attachments hereto and any extensions or renewals hereof) constitutes the parties' entire agreement with respect to the subject matter hereof, and supersedes all prior statements or agreements, both written and oral. Unless otherwise stated in Clause 24, this Agreement may be amended only by a writing signed by the parties.

21	No Prior Agreements

Ms. Yeh hereby represents and warrants to the Company that the execution of this Agreement by Ms. Yeh, the Engagement and the performance of Ms. Yeh’s duties hereunder will not violate or constitute a breach of any agreement with a former employer, client or any person or entity. Further, Ms. Yeh agrees to indemnify the Company for any claims, expenses, indemnities, fines, penalties or other losses of whatever nature, including, but not limited to, attorneys’ fees and expenses of investigation, by any third party who may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement or otherwise covenants between Ms. Yeh and such third party existing as of the Commencement Date.

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22	Severability

22.1	If any clause of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void, or unenforceable, the remaining provisions of this Agreement and any application thereof shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

22.2	If the clause held invalid, void or unenforceable would be valid and enforceable with modifications, such clause shall be deemed to apply with such modifications as may be necessary to make them retroactively effective as of the Commencement Date.

23	Non-Assignment

The Company may assign or transfer its rights, duties or obligations in this Agreement to any Affiliated Company or in connection with a merger or sale of all or substantially all of the assets of the Company. Ms. Yeh may not assign or transfer her rights, duties or obligations under this Agreement, which is being deemed unique and personal to Ms. Yeh only; provided, however, upon Ms. Yeh’s death, Ms. Yeh’s heirs, executors and/or administrators may seek collection of any sums that may have been due Ms. Yeh as of Ms. Yeh’s death. Subject to the above, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

24	Variations

The Company reserves the right to amend the terms of this Agreement by giving notice in writing to Ms. Yeh in the event of changes in legislation.

25	Waiver

Any waiver by the Company of a breach by Ms. Yeh of any part of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision hereof.

26	Notices

Any notice required to be given hereunder shall be delivered or sent by personal delivery, first class post to the address of the other party set out in this Agreement (or such other address as may have been notified), and any such notice shall be deemed to have been served: if delivered - at the time of delivery; and if sent by post - upon the expiration of 48 hours after posting.

27	Remedies

Ms. Yeh acknowledges and agrees that the Company may seek and obtain injunctive relief against Ms. Yeh, in the event that the breach of any clauses of this Agreement may give rise to irreparable injury to the Company which cannot be adequately compensated with monetary damages. The remedies sated in this Clause 27 shall be in addition to any other legal or equitable remedies which may be available.

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28	Governing Law and Arbitration

28.1	This Agreement is and shall be governed and construed in accordance with the laws of the Republic of China, excluding its conflict of laws principles.

28.2	The parties shall in every possible way try to settle any disputes and disagreements in relation with the Agreement in a friendly way. If no settlement can be reached between the parties, the dispute shall be finally settled by arbitration. Such arbitration shall be conducted in Taiwan in accordance with the applicable arbitration rules. The arbitral proceedings shall be conducted in Chinese language. The arbitration award shall be final and binding upon the parties.

PLEASE NOTE: BY SIGNING THIS AGREEMENT, MS. YEH IS HEREBY CERTIFYING THAT MS. YEH (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS MS. YEH HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS HER RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties on the Commencement Date.

For and On behalf of China United Insurance Service, Inc.

By: /s/ Yi-Hsiao Mao

Name: Yi-Hsiao Mao

Title:   CEO

Date:   August 10, 2020

Acknowledged and Signed by Ms. Yeh

By: /s/ Joyce Yeh

Name: Joyce Yeh

Date:   August 10, 2020

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